Exhibit 2

Nissin Information

November 7, 2005
1.     Operating Results for the Interim Accounting Period
     The real estate related business is in good condition, and has become the trigger for expansion of credit provision business for business owners in this interim period.
     In the loan business in our integrated financial services segment, expansion of real estate finance triggered the substantial increase in secured loans, and loans for business owners are making steady growth. Additionally, leasing business and guarantee business have been making good progress. As for loan servicing business and real estate related business, purchases of receivables and real estates are in good condition, and revenue from the sale of real estate reported was more than we had previously expected early in the fiscal year.
     As a result, consolidated operating results for the interim period were as follows.
     Please note that gain from reversal of allowance for loan losses resulted from sale of consumer loans and gain on change of equity interest resulted from Nissin Servicer’s IPO were added as special gains in net income for 2Q FY2004.
     Consolidated Operating Results

		(In millions of yen)
	Sept. FY2004	Sept. FY2005	% change
Operating revenue	20,813	28,387	36.4%
Operating income	4,603	5,234	13.7%
Ordinary income	4,770	5,217	9.4%
Net income	6,054	4,989	-17.6%
2.     Notice Regarding purchase of Aprek Co., Ltd.
     Nissin Co., Ltd. held a meeting of its board of directors on November 7, 2005, and approved a share acquisition of Aprek Co., Ltd. (JASDAQ: code 8489)
     (For details, please refer to the press release announced today.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

3.     Notice Regarding Adjustments in Financial Forecasts
     In response to recent business trends, Nissin has revised its financial forecasts for the Year Ended March 31, 2006, announced on August 19, 2005.
     (For details, please refer to the press release dated on October 25, 2005.)
4.     Notice Regarding the Half year Dividend for the Fiscal Year Ending March 31, 2006 (The 47th Fiscal Year)
     Nissin held a meeting of its board of directors on October 25, 2005, and approved an increase of its per share dividend for the fiscal year ending March 31, 2006 (The 47th Fiscal Year).
     (For details, please refer to the press release dated on October 25, 2005.)
5.     Notice Regarding Nissin Servicer Co., Ltd.’s Adjustments in the Half year Dividend and Projection of the Year-end Dividend for the Fiscal Year Ending March 31, 2006 (The 5th Fiscal Year)
     Nissin Servicer Co., Ltd. held a meeting of its board of directors on November 7, 2005, and approved an increase of its per share dividend for the fiscal year ending March 31, 2006 (The 5th Fiscal Year).
     (For details, please refer to the press release announced today.)
6.     Notice Regarding Nissin Servicer Co., Ltd.’s Entrance into NPL Investment Business in the Chinese Market
     Nissin Servicer Co., Ltd. has entered a basic agreement to start a joint venture on NPL investment business in the Chinese market with Shanghai Assets and Equity Group Co., Ltd., the 100% subsidiary of Shanghai Dragon Investment Co., Ltd., one of the major state-run companies based in Shanghai, China.
     (For details, please refer to the press release dated on October 5, 2005.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

7.     Notice Regarding Nissin Servicer Co., Ltd.’s Establishment of Subsidiary
     Nissin Servicer Co., Ltd. held a meeting of its board of directors on October 18, 2005, and approved the establishment of a subsidiary specializing in NPL investment business in the Chinese market.
     (For details, please refer to the press release dated on October 28, 2005.)
8.     Notice Regarding Holding of Commemoration Party for Opening Leasing Business of Matsuyma Nissin Leasing (Shanghai) Co., Ltd.
     Matsuyama Nissin held a commemoration party for opening leasing business in Shanghai JW Marriott Hotel on September 26, 2005. The company invited 328 people, including top officials of the Shanghai City government, executives of China’s four large commercial banks, the vice-president of the Shanghai Dragon Group, and officials of Japanese companies.
9.     Participation in Nikkei IR Fair 2005
     Nissin Co., Ltd. and Nissin Servicer Co., Ltd. attended an IR Fair for individual investors sponsored by Nihon Keizai Shimbun, Inc. held on September 17, 2005 and presented their business strategies to numbers of participants.
(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)
NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1, ISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://www.nisgroup.jp/english/ir/
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail: info-ir@nissin-f.co.jp